Exhibit 99.1

ZIOPHARM Oncology, Inc. Receives NASDAQ Approval for Capital Market Listing; ZIOPHARM Shares to Begin Trading on the NASDAQ Capital Market on Friday, September 22, 2006 Under the Symbol ''ZIOP''

NEW YORK--(BUSINESS WIRE)--Sept. 20, 2006--

ZIOPHARM Oncology, Inc. (OTCBB: ZIOP.OB), a biopharmaceutical company focused on better cancer medicine, received approval of its application to list its common shares on the NASDAQ Capital Market. The Company's common shares will begin trading on NASDAQ on Friday, September 22, 2006 under the symbol ZIOP. The trading of the Company's shares on the Over-the-Counter Bulletin Board will cease on the close of business on Thursday, September 21, 2006.

"Obtaining a NASDAQ Capital Market listing is an important step forward in the Company's development," said Jon Lewis, Chief Executive Officer. "We are excited about this milestone and believe that a NASDAQ listing will benefit current and future shareholders by increasing the Company's visibility and access in the investment community and helping to generate demand for our stock."

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.